Exhibit 99

NEWS

CONTACT:	Tom Marder (301) 380-2553 thomas.marder@marriott.com

MARRIOTT COMPLETES $246 MILLION SECURITIZATION OF TIMESHARE LOANS

Bethesda, Md. – June 10, 2008 – Marriott International, Inc. (NYSE:MAR) today announced the completion of a private placement of $246 million in 7.198% Timeshare Loan Backed Notes by Marriott Vacation Club Owner Trust 2008-1. The notes were sold without recourse to Marriott or its affiliates.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, as amended, and is not an offer to sell or the solicitation of an offer to buy any of the notes.

MARRIOTT INTERNATIONAL, Inc. (NYSE:MAR) is a leading lodging company with more than 3,000 lodging properties in the United States and 66 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, Horizons by Marriott Vacation Club, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Bethesda, Md., and had approximately 151,000 employees at 2007 year-end. It is ranked as the lodging industry’s most admired company and one of the best companies to work for by FORTUNE®, and has been recognized by the U.S. Environmental Protection Agency (EPA) with the 2007 Sustained Excellence Award and Partner of the Year since 2004. In fiscal year 2007, Marriott International reported sales from continuing operations of $13 billion. For more information or reservations, please visit our web site at www.marriott.com.

IRPR#1